Exhibit 10.3

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (“Agreement”) is being made and entered into as of the 21st day of May 2013 (the “Effective Date”), by and between FRANMAR Company LP, a Limited Partnership, AGRI-VENTURES, LLC, a California limited liability company, and ENC COMPANY, LLC, a California limited liability company (collectively, “Landlord”), as successor in interest to 40915 Encyclopedia Circle, LLC, a California limited liability company (“Former Landlord”), and NeoPhotonics Corporation, a Delaware corporation (“Tenant”), as successor in interest to Santur Corporation, a Delaware limited liability company (“Former Tenant”).

RECITALS

A.	Tenant acknowledges that Landlord purchased certain real property with improvements common known as 40919 — 40923 Encyclopedia Circle, Fremont, California (aka Building B at the Stevenson Business Park) (the “Building”), effective March 23, 2012. Tenant and Landlord refer to the attached Estoppel Certificate signed by Tenant which confirms Tenant’s existing lease at 40919 Encyclopedia Circle, Fremont, California. Tenant and Landlord refer to the attached Merger Agreement letter dated September 30, 2011 which outlines the merger between Santur Corporation and NeoPhotonics Corporation and confirms that the Existing Lease (defined below) continues in full force and effect.

B.	Landlord and Tenant are parties to that certain Lease dated June 28, 2010 (“Existing Lease”) by and between Former Landlord and Former Tenant for the lease of approximately 34,000 rentable square feet in the Building (“Existing Premises”).

C.	On or about October 1, 2011, Tenant merged with Former Tenant and Tenant is the current “Tenant” under the Existing Lease.

D.	Landlord and Tenant now desire to amend the Existing Lease by adding an additional 20,011 rentable square feet (the “Expansion Premises”) in the Building and having a physical address of 40923 Encyclopedia Circle, Fremont, California, and make certain other changes to the Existing Lease, all as set forth below. The Existing Lease, as amended by this Agreement shall be hereinafter referred to as the “Lease”. Terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises. The Expansion Premises shall consist of approximately 20,011 rentable square feet. The Expansion Premises of 20,011 rentable square feet, along with the Existing Premises of 34,000, shall constitute the entire Building of approximately 54,011 rentable square feet. See attached Exhibit A which outlines the Expansion Premises and the Existing Premises. Except for Sections 10, 11 and 12 in the Summary of Basic Lease Information of the Existing Lease, the Expansion Premises are subject to all the terms and conditions of the Existing Lease except as expressly modified in this Agreement and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises in the nature of an inducement to enter into the Existing Lease unless such concessions are expressly provided for in this Agreement with respect to the Expansion Premises. Specifically, Sections 1.2.2, 1.2.3, 8.3.2 and 8.3.3 of the Existing Lease shall not apply to the Expansion Premises, and in their stead, the express provisions of this Agreement shall govern with respect to the Expansion Premises.

2.	Lease Term. The Lease term for the Expansion Premises will be for a period of approximately thirty-eight (38) months commencing (the “Expansion Premises Commencement Date”) on May 21, 2013, and expiring on June 30, 2016 (The “Expansion Premises Term”). The Expansion Premises Term is coterminous with the Lease Term of the Existing Premises. From and after the Expansion Premises Commencement Date, the term “Premises” in the Existing Lease shall mean to refer to both the Existing Premises and the Expansion Premises except as expressly modified in this Agreement.

3.	Expansion Monthly Base Rent: As of the Expansion Premises Commencement Date, the Existing Lease is amended to reflect that in addition to the monthly Base Rent and Direct Expenses for the Existing Premises due pursuant to the terms of the Existing Lease, Tenant shall pay monthly Base Rent for the Expansion Premises commencing on May 21, 2013 based upon the following schedule:

Start Date	Rent /SF/ Month Months	Net of Expenses	Total Net Rent ($)
May 21, 2013	01-03(*)	Free	$0.00
August 1, 2013	04-08	$0.55	$11,006.05
January 1, 2014	09-14	$0.59	$11,806.49
July 1, 2014	15-26	$0.62	$12,406.82
July 1, 2015	27-38	$0.65	$13,007.15

*	The free rent period will be for the period from May 21, 2013 through July 31, 2013.

4.	Operating Expenses. As of the Expansion Premises Commencement Date, the Existing Lease is amended to reflect that in addition to monthly Direct Expenses for the Existing Premises, Tenant shall pay Direct Expenses for the Expansion Premises commencing on May 21, 2013. Section 4.3 of the Existing Lease is amended to reflect that with the addition of the Expansion Premises, Tenant occupies 100% of Building B. Effective as of the Expansion Premises Commencement Date, the last sentence of Section 4.3 of the Existing Lease shall be replaced with the following: “Tenant’s proportionate share of the Direct Expenses attributable to the Building is 100% and Tenant’s proportionate share of the Direct Expenses attributable to the Project is 29.58%.”

5.	Permitted Use. Pursuant to Section 5 of the Lease Summary, Tenant shall be permitted to use the Expansion Premises for research and development, manufacturing, office administration, and related uses.

2.

6.	Condition of Expansion Premises. Tenant hereby accepts the Expansion Premises in “AS-IS” condition without any presentation or warranty from Landlord except that Landlord will deliver the Expansion Premises to Tenant with all building utility systems (comprising of HVAC and plumbing but not electrical) of the Expansion Premises in good working order and repair.

7.	Renewal Option. Provided Tenant is not in default beyond applicable cure period or any term or provision contained in this Lease at the time of Tenant’s delivery of a notice of exercise of its Renewal Option (as defined below), Tenant or an Affiliate (as that term is defined in Section 14.7 of the Existing Lease) (but not any other assignee or sublessee) shall have the right and option (the “Renewal Option”) to renew the Lease for the entire Building, by written notice delivered to Landlord no later than nine (9) months prior to the expiration of the initial Lease Term for an additional term (the “Renewal Term”) of Three (3) Years under the same terms, conditions and covenants contained in the Lease, except that (a) the Monthly Base Rent shall be equal to 95% of the Fair Market Rental Value. The term “Fair Market Rental Value” shall be determined in accordance with Sections 2.2.2, 2.2.4, and 2.2.5 of the Existing Lease. To the extent not inconsistent with this Section 7, Section 2.2.3 of the Existing Lease shall be applicable to the Renewal Option. The first sentence of Section 2.2.1 and the first sentence of Section 2.2.2 of the Existing Lease are hereby deleted and of no further force and effect.

Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth herein above, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease in accordance with the provisions hereof. Any termination of the Lease during the initial Lease Term shall terminate all renewal rights hereunder. The renewal rights of Tenant hereunder (or any Affiliate) shall not be severable from the Lease, nor may such rights be assigned, subleased or otherwise conveyed in connection with any permitted sublease or assignment of Lease. Landlord’s consent to any assignment of the lease shall not be construed as allowing an assignment of such rights to any assignee or sublease.

Tenant acknowledges that the Option Rights outlined in Section 2.2 of the Existing Lease are hereby replaced with the Renewal Option above and are void and no longer in affect.

8.

Alterations. If future Alterations require Landlord’s prior written approval pursuant to the terms of the Lease, Tenant shall submit its request for approval to Landlord prior to the performance of such Alterations along with Tenant’s proposed plans for such Alterations. Concurrently with Landlord’s approval of such Alterations, Landlord must notify Tenant in writing whether Tenant is required to remove such proposed Alterations at the end of the Lease Term. Notwithstanding the foregoing, Landlord reserves the right to inspect such Alterations after completion and if such Alterations materially deviate from the plans previously approved by Landlord, Landlord shall have the right to change its removal requirements with respect to only those Alterations which deviate from the approved plans. Any such change in removal requirements shall be delivered to Tenant, in writing, within thirty (30) days after Tenant’s completion of such Alterations. If Landlord fails to so notify Tenant of removal requirements as described above, it shall be deemed that none of such Alterations shall be required to be removed at the end of the Term. Tenant shall not be required to obtain Landlord’s approval for any cosmetic improvements or changes including, but not limited to, replacing the carpet and

3.

repainting. If Tenant makes any alterations, additions or improvements to the Premises that do not require Landlord’s consent under the Lease, Landlord may require that (i) Tenant remove all or any portion of such alterations, additions and improvements upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises, and (ii) restore the Premises to the condition existing prior to such alterations, additions or improvements; provided Landlord must notify Tenant, in writing, of any such alterations, additions and improvements that Landlord is requiring Tenant to remove at least ninety (90) days prior to the expiration of this Lease or within thirty (30) days after the earlier termination of this Lease or Tenant’s right to possession of the Premises.

9.	Surrender and Restoration. Upon expiration or sooner termination of the Lease Term, Tenant shall surrender the Premises in the same condition as existed at the time of initial occupancy, less normal wear and tear. Landlord hereby confirms and agrees that in accordance with the third paragraph of Section 8.1 of the Existing Lease, Tenant is not required to remove any of the initial Alterations/Improvements (as referenced on Exhibit F of the Existing Lease). In addition, on or before June 10, 2013, Landlord shall notify Tenant in writing whether any portion of the Alterations completed in December 2012 (the “December 2012 Alterations”) need to be removed at the end of the Lease Term. If Landlord fails to so notify Tenant on or before June 10, 2013, it shall be deemed that none of the December 2012 Alterations shall be required to be removed at the end of the Term.

10.	Parking. Effective as of the Expansion Premises Commencement Date, Section 8 of the Summary of Basic Lease Information of the Existing Lease shall be amended to reflect that 64 additional parking spaces (calculated on the basis of 3.2 spaces per 1,000 square feet within the Expansion Premises) in the parking areas within the Project shall be added for parking by Tenant and its employees, free of charge, during the Expansion Premises Term and any renewal terms so that Tenant shall have the right to use a total of 173 parking spaces in the Project pursuant to Section 1.1.3 and Article 28.

11.	Notices. Effective as of date of this Agreement, Section 29.18 of the Existing Lease is hereby amended to reflect that notices to Tenant shall be addressed as follows:

NeoPhotonics Corporation

2911 Zanker Road

San Jose, CA 95134

Attention: Tim Jenks

12.	Brokerage Fees. Lessor acknowledges that Jones Land LaSalle represents Lessee in this transaction and agrees to compensate broker at a fee of 5% for the Expansion Premises calculated on net Base Rent for the Expansion Premises only (as set forth in Section 3 of this Agreement) and not any operating expenses or other costs. No commission shall be due or paid for any Option Period, Lease Renewal, Lease Expansion or other modification to the Lease.

Commission shall be paid, Fifty (50%) percent upon Lease Execution and Lessee’s acceptance of the Expansion Premises with the balance of Fifty (50%) percent paid upon rent commencement of the Lease, pursuant to a separate agreement between Landlord and Lessee’s broker.

4.

13.	Confidentiality Agreement. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other Tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of the provision and to seek injunctive relief to prevent its breach or continued breach.

14.	Indemnification. Tenant agrees to indemnify and hold Landlord harmless from and defend Landlord against any and all claims or liability, including damages, reasonable attorneys’ fees and costs, (a) arising from Tenant’s failure to comply with its obligations under the lease; (b) arising from Tenant’s failure to comply with any applicable state or federal laws, including but not limited to, the American with Disabilities Act and California Unruh Civil Rights Act.

15.	Miscellaneous.

(a) Except as herein modified or amended, the provisions, conditions and terms of the Existing Lease shall remain unchanged and is ratified by Landlord and Tenant, republished and confirmed as being binding upon the parties and in full force and effect.

(b) In the case of any inconsistency between the provisions of the Existing Lease and this Agreement, the provisions of this Agreement shall govern and control.

(c) Each signatory of this Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. The signatory of FRANMAR Company LP represents hereby that he or she has the authority to execute and deliver this Agreement on behalf of all the entities comprising “Landlord.”

(d) This Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Agreement shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Agreement by email transmission shall in all events deliver to the other party an original signature promptly upon request.

5.

IN WITNESS WHEREOF, the parties hereto have entered into this First Lease Amendment as of the date first written above.

TENANT: NeoPhotonics Corporation, a Delaware corporation	LANDLORD: FRANMAR Company LP, et al a limited Partnership

/s/ Timothy S. Jenks	/s/ David Beretta
By: Timothy S. Jenks	David Beretta
Its:	Its:

6.